Exhibit 99.1

       D&K Healthcare Resources Reports Fiscal 2004 Second Quarter Results

    ST. LOUIS--(BUSINESS WIRE)--Jan. 28, 2004--D&K Healthcare Resources, Inc. (Nasdaq:DKHR) today reported diluted earnings per share (EPS) of $0.01 for the second quarter of fiscal 2004, ending December 31, 2003, as compared to $0.18 one year ago. Net income was $0.2 million in the second quarter of fiscal 2004, compared with $2.7 million a year ago.
    For the first six months of fiscal 2004 diluted EPS were $0.11, compared to $0.08 for the first half of fiscal 2003. Net income was $1.6 million for the first six months of fiscal 2004 compared to $1.3 million a year ago.
    On December 8, 2003, D&K announced it had completed its acquisition of Walsh HealthCare Solutions, Inc. ("Walsh"). Second quarter fiscal 2004 benefited from the inclusion of 26 days of Walsh results.
    As anticipated, company performance was affected by changes in the timing of pharmaceutical manufacturers' product price increases and inventory management practices. These changes resulted in a decline in net sales and gross profit primarily in the national accounts trade class.
    "We are disappointed in the performance of our national accounts business," Chairman and CEO J. Hord Armstrong, III said. "We expect that pharmaceutical companies will continue to exercise tight control over inventory in the distribution channel resulting in fewer opportunities to purchase products from sources other than manufacturers. Nevertheless, as our industry transitions, we will continue to take advantage of our inventory procurement expertise and nimble size to position our company for future growth and improvement. D&K's earnings growth over time will evolve to reflect the growth of our core business - independent and regional pharmacies and other healthcare providers in our service territory."
    "The inventory balance at the end of the second quarter, and product price increases since then, strengthen our confidence in our ability to achieve our third quarter sales and earnings targets," Armstrong added. "However, we remain cautious regarding our ability to deliver longer-term growth within the national accounts business, given the changes in pharmaceutical company inventory management practices."
    "Our initial efforts towards integrating the Walsh organization are proceeding smoothly," President and Chief Operating Officer Martin
D. Wilson said. "As we focus on the Walsh integration, we will continue to make progress on key strategic initiatives, including concentrating our resources on serving independent and regional pharmacies, investing in technology to increase efficiency, accuracy and customer service, and continuing to take advantage of industry consolidation opportunities."

    Second-quarter highlights include:

    -- Net sales in the independent and regional pharmacies trade class increased by 35.3 percent to $396.5 million from $293.1 million. The increase was driven by the acquisition of Walsh Healthcare ($54.4 million in sales in the second quarter fiscal 2004), new business wins, and improving regional and independent pharmacy sales trends in our service territory.

    -- The inventory balance at December 31, 2003 was approximately $640 million up 42 percent compared to the year ago balance. The higher inventory level reflects anticipated product price increases by manufacturers in early 2004, as well as the Walsh acquisition.

    -- The Walsh acquisition purchase price of $103.3 million was financed using an existing revolving credit facility. The long-term debt balance at December 31, 2003 was $441.0 million reflecting the acquisition and higher inventory levels.

    -- A one-time settlement received during the second quarter totaling $0.84 million ($0.51 million after tax) reduced cost of goods sold. The settlement increased EPS in the second quarter fiscal 2004 by $0.04 and had no net impact in fiscal 2003.

    Second-Quarter Fiscal 2004 Performance Review

    In the second quarter of fiscal 2004, D&K Healthcare net sales declined 3.7 percent to $510.9 million compared to $530.8 million a year ago, driven primarily by a decline in sales in the national accounts trade class, but partially offset by higher sales in the independent and regional pharmacy trade class and the Walsh acquisition. Excluding Walsh, sales declined 14.0 percent to $456.6 million compared to the year ago second quarter.
    A summary of net sales for the second-quarter and first half of fiscal 2004, including the Walsh acquisition, follows.


                          Net Sales Summary
                            (In Thousands)
----------------------------------------------------------------------
                                 Second  % Change  First Six  % Change
                                Quarter       vs.    Months        vs.
                                     of    Second        of      First
                                 Fiscal   Quarter    Fiscal        Six
                                   2004    Fiscal      2004     Months
                                             2003                   of
                                                                Fiscal
                                                                  2003
                               --------- --------- --------- ---------
Independent and Regional
 Pharmacies(1)                 $396,518     +35.3  $716,309     +24.7%
National Accounts                83,735     -58.0   211,628     -49.9
-- Without Fiscal 2003 sales
 from single supplier(2)             --        --        --     -37.6
Other Healthcare Providers(3)    26,952     -24.3    54,787     -12.8
PBI, Inc.                         2,278      +9.0     4,597     +24.1
Software Services/Other           1,462     +77.9     2,172     +33.6
Total                          $510,945      -3.7  $989,493      -7.1
-- Without Fiscal 2003 sales
 from single supplier(2)             --        --        --      +0.8
                               --------- --------- --------- ---------
(1) Includes Walsh sales for 26 days in the second quarter of fiscal 2004 of $52,949.
(2) Excludes sales related to attractively priced purchase opportunities from a single supplier in the first-half of fiscal 2003 of approximately $83,000.
(3) Includes Walsh sales for 26 days in the second quarter of fiscal 2004 of $1,430.
----------------------------------------------------------------------


    Independent and Regional Pharmacies

    Net sales in the independent and regional pharmacy trade class increased 35.3 percent to $396.5 million in the fiscal 2004 second quarter, compared to the year-ago period. Excluding Walsh, revenues increased 17.2 percent to $343.6 million compared to the year ago second quarter.
    During the second quarter new account wins exceeded losses nearly 4-to-1. In addition, sales growth reflects improving independent and regional pharmacy industry sales trends in D&K's service territory. With the Walsh acquisition, D&K's service capabilities have expanded into growing new markets, including Texas, and have increased in important existing markets, such as Louisiana, Oklahoma, Arkansas, Missouri and Illinois. Like D&K Healthcare, Walsh's customer focus is the independent and regional pharmacy.

    National Accounts

    As previously noted, sales in the national accounts trade class were affected by changes in the timing of pharmaceutical manufacturers' product price increases and inventory management practices. Reflecting these changes, net sales in the national accounts trade class declined 58.0 percent to $83.7 million, compared to last year's second quarter.

    Company-wide Performance

    D&K reported gross profit of $18.6 million, excluding the one-time settlement, compared to last year's second quarter gross profit of $21.2 million. The decline results primarily from the lower sales in the national accounts trade class. Operating expenses increased 17.3 percent reflecting the additional expenses related to Walsh operations. Income from operations as a percent of sales, excluding the one-time settlement, declined to 0.55 percent from 1.45 percent in last year's second quarter also due to the impact of lower sales and related gross profits in national accounts.
    Net interest expense increased 14.9 percent to $3.3 million compared to the year-ago period, as average borrowings increased due to the Walsh acquisition and higher inventory levels. Inventory levels increased since June 30, 2003, reflecting normal seasonal replenishment trends and an effort to position the company to benefit from anticipated product price increases in 2004.
    D&K has not finalized all purchase accounting adjustments to fully reflect the Walsh acquisition and therefore has not included the December 31, 2003 balance sheet with this press release. The balance sheet, along with all other required financial statements, will be included in the company's quarterly report on Form 10-Q to be filed by February 16, 2004.

    Outlook

    Management currently expects diluted EPS for the third quarter of fiscal 2004 to be within the range of $0.35 to $0.40 compared to $0.29 in the third quarter of fiscal 2003. One-time securitization termination costs recognized in the third quarter of fiscal 2003 reduced diluted EPS by $0.08. Sales for the third quarter of fiscal 2004 are expected to be in the range of $800 million to $850 million, compared to $628.6 million in the year-ago period.
    Full-year fiscal 2004 diluted EPS, excluding the impact of the one-time settlement, are expected to be in the range of $0.50 to $0.60, compared to the previous guidance range of $0.90 to $1.05. In fiscal year 2003 the company reported diluted EPS of $1.03, before the impact of one-time charges for an accounting change related to the adoption of SFAS No. 142 and the termination of the company's accounts receivable securitization program.
    For the fiscal 2004 full year, the company targets sales of approximately $2.5 billion, compared to fiscal 2003 sales of $2.2 billion.

    Today's Conference Call Webcast

    Today, at 10:00 a.m. Eastern time, D&K Healthcare will host a live audio webcast of its discussion with the investment community regarding the company's fiscal 2004 second-quarter results. The webcast can be accessed at www.dkhealthcare.com. Following the live discussion, a replay of the webcast will be available through February 11, 2004.

    Company Description

    D&K Healthcare Resources, Inc., which had fiscal 2003 sales of $2.2 billion, is a full-service wholesale distributor of branded and generic pharmaceuticals and over-the-counter health and beauty aid products. Headquartered in St. Louis, D&K serves three classes of customers from eight distribution centers: independent and regional pharmacies with locations in one or more of 27 states, primarily in the Midwest, Upper Midwest and South; national accounts that operate locations in multiple regions of the United States; and other healthcare providers including hospitals, alternate-site care providers, and pharmacy benefit management companies in its primary distribution area. D&K also offers a number of proprietary information systems, marketing and business management solutions, and owns a 70% equity stake in Pharmaceutical Buyers, Inc., a leading alternate-site group purchasing service located in Broomfield, CO. More information can be found at www.dkhealthcare.com.

    Forward-looking Statements

    This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are inherently subject to risks and uncertainties. The company's actual results could differ materially from those currently anticipated due to a number of factors, including without limitation, the competitive nature of the wholesale pharmaceutical distribution industry with many competitors having substantially greater resources than D&K Healthcare, the company's ability to maintain or improve its operating margins with the industry's competitive pricing pressures, the company's customers and suppliers generally having the right to terminate or reduce their purchases or shipments on relatively short notice, the availability of investment purchasing opportunities, the company's ability to complete and integrate acquisitions successfully, the changing business and regulatory environment of the healthcare industry in which the company operates, including manufacturers' pricing or distribution policies or practices, changes in private and governmental reimbursement or in the delivery systems for healthcare products, changes in interest rates, and other factors set forth in reports and other documents filed by D&K Healthcare with the Securities and Exchange Commission from time to time. The reader should not place undue reliance on forward-looking statements, which speak only as of the date they are made. D&K Healthcare undertakes no obligation to publicly update or revise any forward-looking statements.

    (Financial tables follow)




                    D&K HEALTHCARE RESOURCES, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                (In thousands, except per share data)

                                       Three Months Ended
                        ----------------------------------------------
                                          (Unaudited)

                        Dec. 31,    % of    Dec. 31,    % of      %
                          2003    Net Sales   2002    Net Sales Change
                        --------- --------- --------- --------- ------

Net sales               $510,945    100.00% $530,843    100.00%  -3.7%
Cost of sales            491,490     96.19%  509,621     96.00%  -3.6%
                        ---------           ---------

 Gross profit             19,455      3.81%   21,222      4.00%  -8.3%

Operating expenses        15,847      3.10%   13,506      2.54%  17.3%
                        ---------           ---------

 Income from operations    3,608      0.71%    7,716      1.45% -53.2%

Other income (expense):
  Interest expense, net   (3,332)    -0.65%   (2,899)    -0.55%  14.9%
  Other, net                 295      0.06%       17      0.00%   n/m
                        ---------           ---------

Pretax earnings              571      0.11%    4,834      0.91% -88.2%

Income tax provision        (223)    -0.04%   (1,958)    -0.37% -88.6%
Minority interest           (171)    -0.03%     (201)    -0.04% -14.9%
                        ---------           ---------

Income before
 cumulative effect of
 accounting change           177      0.03%    2,675      0.50% -93.4%

Cumulative effect of
 accounting change, net        -      0.00%        -      0.00%
                        ---------           ---------

Net income (loss)       $    177      0.03% $  2,675      0.50% -93.4%
                        =========           =========


Earnings per share -
 basic

Net income before
 cumulative effect of
 accounting change      $   0.01            $   0.18
Cumulative effect of
 accounting change      $      -            $      -
                        ---------           ---------
Net income              $   0.01            $   0.18

Earnings per share -
 diluted

Net income before
 cumulative effect of
 accounting change      $   0.01            $   0.18
Cumulative effect of
 accounting change      $      -            $      -
                        ---------           ---------
Net income              $   0.01            $   0.18

Basic common shares
 outstanding              13,928              14,470
Diluted common shares
 outstanding              14,134              14,583



                    D&K HEALTHCARE RESOURCES, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                (In thousands, except per share data)


                                       Six Months Ended
                      ------------------------------------------------
                                         (Unaudited)

                      Dec. 31,    % of     Dec. 31,     % of      %
                        2003    Net Sales    2002     Net Sales Change
                      --------- --------- ----------- --------- ------

Net sales             $989,493    100.00% $1,064,809    100.00%  -7.1%
Cost of sales          951,950     96.21%  1,022,534     96.03%  -6.9%
                      ---------           -----------

 Gross profit           37,543      3.79%     42,275      3.97% -11.2%

Operating expenses      29,035      2.93%     27,050      2.54%   7.3%
                      ---------           -----------

 Income from
  operations             8,508      0.86%     15,225      1.43% -44.1%

Other income
 (expense):
  Interest expense,
   net                  (5,479)    -0.55%     (5,412)    -0.51%   1.2%
  Other, net               331      0.03%        (37)     0.00%   n/m
                      ---------           -----------

Pretax earnings          3,360      0.34%      9,776      0.92% -65.6%

Income tax provision    (1,311)    -0.13%     (3,910)    -0.37% -66.5%
Minority interest         (405)    -0.04%       (329)    -0.03%  23.1%
                      ---------           -----------

Income before
 cumulative effect of
 accounting change       1,644      0.17%      5,537      0.52% -70.3%

Cumulative effect of
 accounting change,
 net                         -      0.00%     (4,249)    -0.40%   n/m
                      ---------           -----------

Net income (loss)     $  1,644      0.17% $    1,288      0.12%  27.6%
                      =========           ===========

Earnings per share -
 basic

Net income before
 cumulative effect of
 accounting change    $   0.12            $     0.38
Cumulative effect of
 accounting change    $      -            $    (0.29)
                      ---------           -----------
Net income            $   0.12            $     0.09

Earnings per share -
 diluted

Net income before
 cumulative effect of
 accounting change    $   0.11            $     0.37
Cumulative effect of
 accounting change    $      -            $    (0.29)
                      ---------           -----------
Net income            $   0.11            $     0.08

Basic common shares
 outstanding            13,941                14,512
Diluted common shares
 outstanding            14,163                14,717



                    D&K HEALTHCARE RESOURCES, INC.
                  EARNINGS PER SHARE RECONCILIATION
                (In thousands, except per share data)
                             (Unaudited)

                        Three-Months ended       Three-Months ended
                         December 31, 2003        December 31, 2002
                      ----------------------- ------------------------
                      Income Shares Per Income Shares Per (Nume- (Denomi- Share (Nume- (Denomi- Share rator) nator)(1) Amount rator) nator)(1) Amount
                      ------ --------- ------ ------- --------- ------

Basic Earnings per
 Share:
Net income available
 to common
 stockholders          $177    13,928  $0.01  $2,675    14,470  $0.18

Effect of Diluted
 Securities:
Options and warrants      -       206              -       113
Convertible PBI
 securities             (54)        -            (52)        -
                      ------ ---------        ------- ---------

Diluted Earnings per
 Share:
Net income available
 to common
 stockholders plus
assumed conversions    $123    14,134  $0.01  $2,623    14,583  $0.18
                      ====== =========        ======= =========




                          Six-Months ended        Six-Months ended
                          December 31, 2003       December 31, 2002
                     ------------------------ ------------------------
                      Income    Shares    Per  Income    Shares    Per
                      (Nume- (Denomi- Share (Nume- (Denomi- Share rator) nator)(1) Amount rator) nator)(1) Amount
                     ------- --------- ------ ------- --------- ------

Basic Earnings per
 Share:
Net income available
 to common
 shareholders before
 cumulative effect of
 accounting change   $1,644    13,941  $0.12  $5,537    14,512  $0.38

Cumulative Effect of
 Accounting Change,
 net                      -         -      -  (4,249)        -  (0.29)
                     ------- --------- ------ ------- --------- ------
                      1,644    13,941   0.12   1,288    14,512   0.09

Effect of Diluted
 Securities:
Options and warrants      -       222              -       205
Convertible PBI
 securities            (117)        -            (82)        -
                     ------- ---------        ------- ---------

Diluted Earnings per
 Share:
Net income available
 to common
 stockholders plus
 assumed conversions $1,527    14,163  $0.11  $1,206    14,717  $0.08
                     ======= =========        ======= =========



(1)   Outstanding shares computed on a weighted average basis



    CONTACT: D&K Healthcare Resources Inc., St. Louis
             Investor Relations: Molly R. Salky, 314-290-2671 www.dkhealthcare.com